Exhibit 99.1

Cogentix Medical Reports 17 Percent Q2 Revenue Growth

Company Successfully Executing Growth Strategies
Third Consecutive Quarter of Cash Operating Profit
Cash Balance Increases Sequentially

Conference Call Today at 4:30 pm ET

MINNEAPOLIS, MN, August 2, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, today reported a strong financial performance for the second quarter ended June 30, 2016.

Overview of Second Quarter Ended June 30, 2016

•	Revenue increased to $13.0 million, a 17% increase over the prior year period.
•	Revenue increased 22% over prior year when revenue from a distribution agreement that ended on December 31, 2015 is excluded. The concluded distribution agreement with Stryker Corporation for the Company’s rigid ureteroscope generated $0.5 million in revenue for the quarterly period ended June 30, 2015.
•	U.S. revenue from Urgent® PC increased 15% over the same period of the prior year.
•	U.S. revenue from PrimeSight Urology increased 20% over the same period of the prior year.
•	Gross margin was 68.6%, up 140 basis points from the 67.2% gross margin in the year ago quarter.
•	Operating expenses excluding one-time charges totaled $9.0 million, a decline of $1.2 million from operating expenses excluding one-time charges in the year ago quarter.
•	Operating loss in the quarter was $2.3 million, compared to $3.2 million in the year ago quarter.
•	Cash operating profit of $0.8 million, excluding all non-cash items and one-time costs, increased $2.5 million from the cash operating loss of $1.7 million in the year ago quarter.
•	Cash as of June 30, 2016 increased to $2.9 million from $2.2 million as of March 31, 2016.

“The Cogentix organization continues to successfully execute our growth strategies,” said Darin Hammers, President and CEO.  “Central to our revenue acceleration during the quarter is our expanding urology customer base as well as increased utilization by the majority of our longer term customers.  Our momentum in the market has been sustained despite an enhanced competitive operating environment.  Our programs designed to increase customer recognition of the value proposition offered by Cogentix’s product lines is proving effective, as both our Urgent PC treatment for overactive bladder and our PrimeSight endoscopy solutions offer clinically supported effective treatments for patients as well as economically sound solutions for our Urology physician customers. We remain focused on realizing our growth opportunities and building returns for our shareholders.”

Financial Results for the Second Quarter Ended June 30, 2016

For the quarter ended June 30, 2016, total revenue of $13.0 million represented an increase of 17% as compared to $11.2 million in the year ago quarter. Revenue in the year ago quarter included $0.5 million associated with a Stryker Corporation endoscopy distribution arrangement that was unprofitable for the Company and was not renewed at end of calendar 2015. Excluding this $0.5 million impact, revenue would have increased 22% over the comparable year ago period.

The revenue growth is attributable to global growth of the Company’s Urgent PC and endoscopy (PrimeSight™) product lines. Global revenue from Urgent PC totaled $5.4 million, up 15% from the same period last year. Global revenue from all endoscopy technologies totaled $5.3 million, up 25% from the comparable year ago period.  Global Macroplastique revenue totaled $2.0 million, up 2% from the comparable period a year ago.

Gross margin for the quarter ended June 30, 2016 was 68.6%, up 140 basis points from the 67.2% gross margin in the year ago period. Operating expenses in the quarter totaled $11.2 million, as compared to $10.7 million in the same period of the prior year.  Excluding one-time costs of $2.2 million associated with the Company’s annual shareholder meeting and the resulting settlement agreement including severance, operating expenses totaled $9.0 million, a decrease of $1.2 million from the $10.2 million in operating expense (excluding one-time merger related costs of $0.5 million) in the year-ago quarter.

Operating loss in the quarter was $2.3 million, compared to $3.2 million a year ago.  Cash operating profit was $0.8 million for the quarter ended June 30, 2016, excluding all non-cash items and one-time costs. This compares to a cash operating loss of $1.7 million in the year-ago quarter. The GAAP loss per share was $0.10 in the quarter ended June 30, 2016, compared to a GAAP loss per share of $0.14 in the comparable year-ago period.

At June 30, 2016 the Company’s cash balance totaled $2.9 million. The Company added $0.7 million of cash to the balance sheet during the quarter and there were no borrowings under the Company’s $7.0 million line of credit as of June 30, 2016.

Six Month Financial Results Ended June 30, 2016

For the six-month period ended June 30, 2016, total revenue of $25.2 million represented an increase of 39% when compared to the year ago period.  This increase is due to the merger with Vision-Sciences on March 31, 2015 and Urgent PC growth of 11%.

Operating loss for the six months ended June 30, 2016 was $2.8 million while cash operating profit was $1.3 million, excluding all non-cash items and one-time costs.

Outlook

The Company re-affirmed its guidance for a cash operating profit (excluding one-time charges associated with the Company’s 2016 annual shareholder meeting and the resulting settlement agreement including severance) for the fiscal year ending December 31, 2016. This result would be a significant improvement over the calendar year 2015 pro forma cash operating loss of $3.7 million and the calendar year 2014 pro forma cash operating loss of $9.1 million.

Conference Call

Cogentix Medical will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time). Darin Hammers, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the event. Individuals wishing to participate in the conference call should dial 877-303-1595 with the conference ID number 51168040. To access a live webcast of the call, go to the investor relations section of Cogentix Medical’s website at ir.cogentixmedical.com.

An audio replay will be available for 30 days following the call at 855-859-2056 with the conference ID number 51168040. An archived webcast will also be available at ir.cogentixmedical.com.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company.  We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as PrimeSight, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com. ‘CGNT-G’

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Brian Moore/Doug Sherk
310-579-6199/415-652-9100

Cautionary Statements Related to Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about expected revenue growth rates; the Company’s expectations regarding cash operating profit (excluding one-time charges associated with the Company’s 2016 annual shareholder meeting and the resulting settlement agreement including severance); and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company’s control; competitive market factors; actual or contingent liabilities; the adequacy of the Company’s capital resources; and the risks identified under the heading “Risk Factors” in the annual report on Form 10-K, for the nine month fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2016. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company’s businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$13,004,651	$11,150,212	$25,211,215	$18,170,023
Cost of goods sold	4,087,165	3,652,510	7,888,359	4,454,278

Gross profit	8,917,486	7,497,702	17,322,856	13,715,745

Operating expenses
General and administrative	1,867,312	1,893,272	3,529,781	3,295,644
Research and development	1,100,056	1,062,459	2,036,934	1,671,763
Selling and marketing	5,433,439	6,651,380	11,069,201	11,596,495
Amortization of intangibles	590,858	634,191	1,181,716	641,453
Proxy settlement costs	2,177,990	-	2,311,541	-
Merger related costs	-	468,607	-	2,046,773
	11,169,655	10,709,909	20,129,173	19,252,128

Operating loss	(2,252,169)	(3,212,207)	(2,806,317)	(5,536,383)

Other income (expense)
Interest income	170	1,582	405	3,440
Interest expense	(376,363)	(343,555)	(766,667)	(343,794)
Foreign currency exchange gain (loss)	(17,844)	2,998	(25,406)	2,034
	(394,037)	(338,975)	(791,668)	(338,320)

Loss before income taxes	(2,646,206)	(3,551,182)	(3,597,985)	(5,874,703)

Income tax expense	18,561	17,578	33,190	27,298

Net loss	$(2,664,767)	$(3,568,760)	$(3,631,175)	$(5,902,001)

Basic and diluted net loss per common share	$(0.10)	$(0.14)	$(0.14)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	25,518,330	25,437,860	25,446,765	20,772,399

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$2,867,080	$1,976,594
Accounts receivable, net	6,481,899	8,191,391
Inventories	5,680,959	4,584,844
Other	774,054	834,076
Total current assets	15,803,992	15,586,905

Property, plant, and equipment, net	2,305,452	2,554,822
Goodwill	18,749,888	18,749,888
Other intangible assets, net	10,664,294	11,846,009
Deferred tax assets and other	289,109	269,121
Total assets	$47,812,735	$49,006,745

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,312,809	$2,209,473
Income tax payable	33,554	20,866
Accrued liabilities:
Compensation	4,338,519	3,281,809
Deferred revenue	517,045	307,936
Other	763,654	641,561

Total current liabilities	7,965,581	6,461,645

Convertible debt – related party, net	23,891,101	23,336,854
Interest payable	935,974	757,615
Accrued pension liability	734,541	663,071
Deferred rent	656,733	671,088
Other	154,010	157,453

Total liabilities	34,337,940	32,047,726

Total shareholders’ equity	13,474,795	16,959,019

Total liabilities and shareholders’ equity	$47,812,735	$49,006,745

COGENTIX MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(3,631,175)	$(5,902,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,590,903	925,107
Loss on disposal of equipment	-	38,668
Share-based compensation expense	224,999	536,439
Amortization of discount on related party debt	554,247	265,967
Long term incentive plan	(46,870)	(8,491)
Tax benefit	(1,161)	(89,945)
Deferred rent	9,895	(2,263)
Proceeds from restricted stock exchanged for taxes	(57,343)	-
Changes in operating assets and liabilities:
Accounts receivable, net	1,691,231	258,291
Inventories	(1,096,308)	23,025
Other current assets	68,790	22,829
Accounts payable	104,130	(153,490)
Interest payable	178,359	76,211
Accrued compensation	1,059,496	2,306
Accrued liabilities, other	118,912	(301,580)
Accrued pension liability	42,862	174,014
Deferred revenue	250,679	72,080
Net cash provided by (used in) operating activities	1,061,646	(4,062,833)

Cash flows from investing activities:
Cash acquired from merger with Vision-Sciences	-	2,019,610
Purchases of property, plant and equipment	(166,976)	(609,615)
Proceeds from sale of property, plant and equipment	-	999
Net cash (used in) provided by investing activities	(166,976)	1,410,994

Net cash provided by financing activities	-	-

Effect of exchange rates on cash and cash equivalents	(4,184)	(55,705)

Net increase (decrease) in cash and cash equivalents	890,486	(2,707,544)

Cash and cash equivalents at beginning of period	1,976,594	8,703,790

Cash and cash equivalents at end of period	$2,867,080	$5,996,246

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$19,378	$17,578
Cash paid during the period for interest	$34,061	$1,400

Non-GAAP Financial Measures:

We present four additional tables to assist with additional analysis.

The first table under Q2 Additional Information is “Revenue by Product (Unaudited)” and provides a breakdown of revenue by product for the three months ended June 20, 2016 and 2015.

The second table under Q2 Additional Information is “Cash Operating Profit (Unaudited)” and provides the non-GAAP cash operating profit for the Company for the three months ended June 30, 2016 and 2015.  This table reconciles the Company’s operating loss calculated in accordance with GAAP to the Company’s cash operating income / loss, a non-GAAP financial measure that excludes non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as one-time costs related to the proxy settlement and merger related costs.

The first table under YTD Additional Information is “Pro forma Combined Revenue (Unaudited)” and provides the non-GAAP, pro forma combined revenue for the six months ended June 30, 2015 as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of January 1, 2015 (actual merger date was March 31, 2015) and is the sum of the historical results of each predecessor company for the quarter ended March 31, 2015 plus the reported results of the Company for the quarter ended June 30, 2015.

The second table under YTD Additional Information is “Pro forma Cash Operating Profit (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of January 1, 2015 (actual merger date was March 31, 2015) and is the sum of the historical results of each predecessor company for the quarter ended March 31, 2015 plus the reported results of the Company for the quarter ended June 20, 2015.  This table reconciles the Company’s operating loss calculated in accordance with GAAP to the Company’s pro forma cash operating income / loss, a non-GAAP financial measure that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as one-time costs related to the proxy settlement and merger related costs.

The non-GAAP and/or pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information to the most directly comparable GAAP financial measures.

We use this non-GAAP financial information, and in particular non-GAAP cash operating income / loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Q2 Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
REVENUE BY PRODUCT (UNAUDITED)
SECOND QUARTER ENDED June 30,

(dollars in thousands)
Market/Product	2016	2015	$ Change	% Change
Urology	$3,377	$2,934	$443	15.1%
Airway Management	852	815	37	4.5%
Industrial	1,081	490	591	120.6%
Former VSCI Revenue	5,310	4,239	1,071	25.3%

UPC	5,403	4,681	722	15.4%
MPQ	1,985	1,940	45	2.3%
Other	307	290	17	5.9%
Former UPI Revenue	7,695	6,911	784	11.3%

Combined Revenue	$13,005	$11,150	$1,855	16.6%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
SECOND QUARTER ENDED June 30,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$13,005	$11,150	$1,855	16.6%
Gross profit	8,917	7,498	1,419	18.9%
	68.6%	67.2%

Operating costs	8,400	9,607	(1,207)	(12.6%)
Amortization of intangibles	591	634	(43)	(6.8%)
Proxy settlement costs	2,178	--	2,178	n/m
Merger-related costs	--	469	(469)	n/m
Operating loss	(2,252)	(3,212)	960	(29.9%)

Non cash operating costs	901	1,052	(151)	(14.4%)
One-time costs	2,178	469	1,709	n/m

Cash operating profit, excluding one-time costs	$827	$(1,691)	$2,518	$(148.9%)

YTD Additional Information

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA COMBINED REVENUE (UNAUDITED)
(NON-GAAP)
SIX MONTHS ENDED June 30,

(dollars in thousands)
Market/Product	2016	2015	$ Change	% Change
Urology	$6,493	$6,382	$111	1.7%
Airway Management	1,607	2,116	(509)	(24.1%)
Industrial	2,170	1,404	766	54.6%
Former VSCI Revenue	10,270	9,902	368	3.7%

UPC	10,510	9,474	1,036	10.9%
MPQ	3,839	3,924	(85)	(2.2%)
Other	592	536	56	10.4%
Former UPI Revenue	14,941	13,934	1,007	7.2%

Combined Revenue	$25,211	$23,836	$1,375	5.8%

COGENTIX MEDICAL, INC. AND SUBSIDIARIES
PRO FORMA CASH OPERATING PROFIT (UNAUDITED)
(NON-GAAP)
SIX MONTHS ENDED June 30,

(dollars in thousands)	2016	2015	$ Change	% Change
Revenue	$25,211	$23,836	$1,375	5.8%
Gross profit	17,323	15,896	1,427	9.0%
68.7%	66.7%

Operating costs	16,636	21,234	(4,598)	(21.7%)
Amortization of intangibles	1,182	641	541	84.4%
Proxy settlement costs	2,312	--	2,312	n/m
Merger-related costs	--	3,793	(3,793)	n/m
Operating loss	(2,807)	(9,772)	6,965	(71.3%)

Non cash operating costs	1,769	3,332	(1,563)	(46.9%)
One-time costs	2,312	3,793	(1,481)	n/	m

Cash operating profit, excluding one-time costs	$1,274	$(2,647)	$3,921	(148.1%)